SECURITIES EXCHANGE AGREEMENT

SECURITIES EXCHANGE AGREEMENT (“this Agreement”) dated as of May 21, 2007 by and between INCA DESIGNS, INC., a Nevada corporation (“INCA”), S2 New York Design Corp., a New York corporation (“S2 New York”), and the individuals whose names appear on the signature page hereof, each being a shareholder of S2 New York (the “Shareholders”).

WITNESSETH:

WHEREAS, as of May 21, 2007, there are 20,000,000 shares of stock outstanding in S2 New York (the “S2 New York Shares”), all of which are owned beneficially and of record by the Shareholders who together own 100% of S2 New York, each owning the number of shares set forth opposite their respective names on the signature page hereof.

WHEREAS, INCA proposes to exchange all of the outstanding S2 New York Shares for the issuance of an aggregate of 26,000,000 shares (described below) of INCA’s common stock, $.0001 par value (“INCA Stock” or “INCA Shares”), representing approximately 99% of the post-closing issued and outstanding shares of INCA Stock at a closing provided for in Section 2 of this Agreement.

WHEREAS, as of the date of this Agreement, S2 New York has subordinate convertible notes (“Notes”) issued and outstanding in the aggregate principal amount of $500,000, which Notes will be substituted with like notes of INCA and, if and when converted, will convert into shares of INCA common stock.

WHEREAS, as of the date of this Agreement, S2 New York has 1,000,000 common stock purchase warrants (“Warrants”) issued and outstanding, which Warrants will be substituted with like Warrants of INCA for the purchase of shares of INCA’s common stock, if and when exercised.

WHEREAS, the Board of Directors of both INCA and S2 New York have determined that it is desirable to effect a plan of reorganization meeting the requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the parties intend that the issuance of the INCA Stock in exchange for the S2 New York Shares shall qualify as a “tax free” reorganization as contemplated by the provisions of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE 1

ISSUANCE AND EXCHANGE OF SHARES AND OTHER SECURITIES

1.1 Issuance and Exchange of Shares. At Closing to be held in accordance with the provisions of Article 2 below, and subject to the terms and agreements set forth herein, INCA agrees to issue to each of the Shareholders who agree, severally and jointly, to exchange the number of authorized and newly issued shares of INCA Stock determined in Section 1.2 below for each percentage of ownership held by them. In consideration for the shares of INCA Stock to be exchanged, the Shareholders shall each deliver to INCA the evidence of their ownership of S2 New York, together with duly executed stock powers to effectuate the exchange.

1.2 Exchange Ratio.

(a)
At Closing, INCA shall exchange shares of INCA Stock for 100% of the ownership of S2 New York, in accordance with the distribution shown on the signature page hereof and as full consideration for their respective interest in the S2 New York Shares.

(b)	An aggregate of 26,000,000 shares of INCA Stock shall be issued and exchanged for an aggregate of 20,000,000 S2 New York Shares owned by the Shareholders.

1.3	Issuance and Exchange of Other Securities. At Closing, INCA shall:

(a)	issue its subordinated convertible notes to the existing note holders of S2 New York, which when and if converted, will convert into shares of the INCA’s common stock, and

(b)	issue its common stock purchase warrants to the existing warrant holders of S2 New York for the purchase of shares of INCA’s common stock, if and when exercised.

ARTICLE 2

CLOSING

2. Closing.

The consummation of the exchange by the Shareholders (the Closing”) shall occur at the offices of Sommer & Schneider, LLP, 595 Stewart Avenue, Suite 710, Garden City, NY 11530, on the 21st day of May, 2007, or at such other place, date and time as the parties may agree upon (the “Closing Date”). If the Closing fails to occur by May 30, 2007, or by such later date to which the Closing may be extended as provided hereinabove, this Agreement shall automatically terminate, all parties shall pay their own expenses incurred in connection herewith, and no party hereto shall have any further obligations hereunder; provided, however, that no such termination shall constitute a waiver by any party that may be in default of representations, warranties or covenants, if any other party is in default of any representations, warranties or covenants under this Agreement. At the Closing, as conditions thereto:

2.1 Deliveries by INCA.

INCA shall deliver, or cause to be delivered to the Shareholders:

(a)	As soon after the Closing as is feasibly possible, and no later than five (5) business days from the Closing, certificates for the shares of INCA Stock being exchanged for the S2 New York Shares;

(b)	The certificates, resolutions, and opinions specified in Article 8 below.

2.2	Shareholders’ Deliveries.

The Shareholders shall deliver to INCA:

(a)
As soon after the Closing as is feasibly possible, and no later than three (3) business days from the Closing, a certificate or certificates evidencing the ownership of each Shareholder of the S2 New York Shares currently owned by them, respectively, duly endorsed for exchange to INCA; and

(b)	The certificates, resolutions and opinions specified in Article 7 below.

2.3	S2 New York’s Deliveries.

(a)	The original Notes and Warrants; and

(b)	All of the books and records of S2 New York.

ARTICLE 3

RELATED TRANSACTIONS AND ADDITIONAL AGREEMENTS

3.1 Board of Directors and Officers of INCA.

On the Closing Date, shareholders of INCA will execute a Written Action in Lieu of Special Meeting of the Board of Directors, a copy of which is attached hereto as Schedule 3.1(a), to (i) reconstitute the Board of Directors of INCA with Stacy Josloff serving as Chairman of the Board of Directors and Stephanie Hirsch as a director to serve as members of its Board of Directors until the next annual meeting of shareholders or until their successors are elected and qualified, and (ii) to appoint Stacy Josloff as INCA’s Chief Executive Officer, Chief Financial Officer, and Treasurer and Stephanie Hirsch as INCA’s President and Secretary to serve at the direction of the Board of Directors.

3.2 Employment Agreements.

(a)
On and after the Closing Date, the employment agreement by and between S2 New York and Stacy Josloff, a copy of which is attached hereto at Schedule 3.2(a), shall be substituted with a like agreement with INCA, with all terms remaining in full force and effect.

(b)
On the Closing Date, the employment agreement by and between S2 New York and Stephanie Hirsch, a copy of which is attached hereto at Schedule 3.2(b) shall be substituted with a like agreement with INCA, with all terms remaining in full force and effect.

3.3  Convertible Securities.

On the Closing Date, (i) all issued and outstanding convertible securities of S2 New York as set forth on Schedule 3.3 shall be exchanged for equivalent convertible securities of INCA on a one for one basis, and (ii) all issued and outstanding warrants to purchase S2 New York common stock set forth on Schedule 3.3 shall be exchanged for equivalent INCA warrants on a one for one basis. All convertible securities and warrants exchanged pursuant to this Section 3.3 shall be governed by the same terms and conditions as were applicable to the securities prior to the Closing.

ARTICLE 4

REPRESENTATIONS OF SHAREHOLDERS OF S2 NEW YORK

All of the Shareholders hereby represent and warrant to INCA as follows (it being acknowledged that INCA is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by their signature set forth on the signature page, constitutes a condition precedent to the obligations of INCA hereunder):

4.1 Ownership of Stock. The Shareholders are the lawful owners of the S2 New York Shares to be transferred to INCA free and clear of all preemptive or similar rights, liens, encumbrances, restrictions and claims of every kind, and the delivery to INCA of the S2 New York Shares pursuant to the provisions of this Agreement will transfer to INCA, valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. All of the S2 NY Shares to be exchanged herein have been duly authorized and validly issued and are fully paid and nonassessable.

4.2 Authority to Execute and Perform Agreement; No Breach. Each Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the S2 New York Shares and to perform fully their respective obligations hereunder. This Agreement has been duly executed and delivered by each Shareholder and, assuming due execution and delivery by, and enforceability against INCA, constitutes the valid and binding obligation of each Shareholder enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by the Shareholders or in connection with the execution and delivery by the Shareholders of this Agreement and consummation and performance by them of the transactions contemplated hereby.

The execution, delivery and performance of this Agreement by each Shareholder and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by each Shareholder will not:

(a)
violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which a Shareholder is a party or by or to which any of the properties and assets of any of the Shareholders may be bound or subject;

(b)
violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which a Shareholder or the securities, assets, properties or business of any of them is bound; or

(c)	violate any statute, law or regulation.

4.3 Securities Matters.

(a)
The Shareholders have been advised that the INCA Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities act in reliance on exemptions there from.

(b)
The INCA Shares are being acquired solely for each Shareholder’s own account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof. The Shareholders have no present plans to enter into any such contract, undertaking, agreement, or arrangement, and each Shareholder further understands that the INCA Shares may only be resold pursuant to a registration statement under the Securities Act, or pursuant to some other available exemption.

(c)
The Shareholders acknowledge, in connection with the exchange of the INCA Shares, that no representation has been made by representatives of INCA regarding its business, assets or prospects other than as set forth herein.

(d)
The Shareholders acknowledge that they are either an “accredited investor” within the meaning of Regulation D under the Securities Act, or they have sufficient knowledge and experience in financial matters to be capable of evaluating the merits and risks of exchanging their S2 New York Shares for INCA Shares, and they are able to bear the economic risk of the transactions contemplated hereby.

(e)	The Shareholders agree that the certificate or certificates representing the INCA Shares will be inscribed with substantially the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF INCA DESIGNS, INC.’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”

ARTICLE 5

REPRESENTATIONS OF S2 NEW YORK

The officers of S2 New York hereby represent and warrant to INCA as follows:

5.1 Organization and Corporate Power. S2 New York is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. S2 New York has all requisite corporate power and authority to conduct its business as now being conducted. Attached at Schedule 5.1, are S2 New York’s Articles of Incorporation (and any applicable amendments thereto to date) have been certified by the Secretary of State for the State of New York, and the Bylaws of S2 New York have been certified by the President and the Secretary of S2 New York, and have been delivered to INCA prior to the execution hereof, and are true and complete copies thereof as in effect as of the date hereof.

5.2 Authorization. S2 New York has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, to exchange the S2 New York Shares for the INCA Shares, and to perform all of its obligations hereunder. This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary action, corporate or otherwise, on the part of S2 New York, which authorizations remain in full force and effect, have been duly executed and delivered by S2 New York, and no other corporate proceedings on the part of S2 New York are required to authorize this Agreement and the transactions contemplated hereby, except as specifically set forth herein. This Agreement constitutes the legal, valid and binding obligation of S2 New York and is enforceable with respect to S2 New York in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcements of creditors’ rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the consummation by S2 New York of any of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) conflict with or result in a breach or, violation of, or default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation (including, without limitation, any of its charter documents) to which S2 New York is a party or by which S2 New York or any of its assets or properties may be bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or properties of S2 New York. No authorization, consent or approval of any public body of authority or any third party is necessary for the consummation by S2 New York of the transactions contemplated by this Agreement.

5.3 Capitalization. The authorized capital stock of S2 New York is 110,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, $.0001 par value, and (ii) 10,000,000 shares of Preferred Stock, $.0001 par value. As of the date of Closing, there are 20,000,000 shares of S2 New York’s Common Stock issued and outstanding and zero shares of Preferred Stock issued and outstanding. All of the outstanding S2 New York Shares have been duly authorized, validly issued, fully paid, non-assessable, and free of preemptive or similar rights. Except as set forth on Schedule 5.3 there are no options, warrants, convertible debt instruments, rights, agreements or commitments of any character obligating S2 New York contingently or otherwise to issue any shares or to register any shares of its capital stock under any applicable federal or state securities laws.

5.4 Title to Properties; Encumbrances.

(a)
S2 New York has good, valid and marketable title to all of its properties and assets (real and personal, tangible and intangible), in each case subject to no encumbrance, lien, charge or other restriction of any kind or character.

(b)
The rights, properties and other assets presently owned, leased or licensed by S2 New York include all rights, properties and other assets necessary to permit S2 New York to conduct its business in the same manner as its business has heretofore been conducted. All such properties and assets owned or leased by S2 New York are in satisfactory condition and repair, other than ordinary wear and tear.

5.5 Material Contracts. Except as set forth on Schedule 5.5 attached hereto, S2 New York neither has, nor is bound by:

(a)
any agreement, contract or commitment relating to the employment of any person by S2 New York, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

(b)	any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(c)
any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a “Person”) or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(d)
any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)	any management service, consulting or any other similar type contract;

(f)	any agreement, contract or commitment limiting the freedom of S2 New York to engage in any line of business or to compete with any Person;

(g)	any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

(h)	any agreement, contract or commitment that might reasonably be expected to have a potential adverse impact on the business or operations of S2 New York.

Each contract or agreement set forth on Schedule 5.5 (or not required to be set forth on Schedule 5.5) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. S2 New York has not violated any of the terms or conditions of any contract or agreement set forth on Schedule 5.5 (or not required to be set forth on Schedule 5.5) in any material respect, and, to the best knowledge, information and belief of S2 New York, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 5.5, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

5.6 Restrictive Documents. Neither S2 New York, nor any Shareholder, is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which could materially adversely affect the business practices, operations or condition of S2 New York or any of its assets or property, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Shareholders with the terms, conditions, and provisions hereof, or the continued operation of S2 New York’s business after the date hereof or the Closing Date (as hereinafter defined) on substantially the same basis as heretofore operated or which would restrict the ability of S2 New York to conduct business in any area.

5.7 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of the Shareholders any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of S2 New York, threatened against or affecting S2 New York, or any of its respective properties or rights, or against the Shareholders, or any officer, director or employee of a Shareholder other than such items which are insignificant and immaterial and which do not adversely affect (i) the right or ability of S2 New York to carry on business as now conducted; (ii) the condition, whether financial or otherwise, of properties of S2 New York; or (iii) the consummation of the transactions contemplated hereby, and the S2 New York and its Shareholders do not know of any valid basis for any such action, proceeding, or investigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which either the Shareholders or S2 New York, or any officer, director or employee of S2 New York, or the securities, assets, properties or business of any of them is bound, other than any such items which are insignificant and immaterial and which do not and will not adversely affect (i) the right of S2 New York to carry on its business as now conducted and as proposed to be conducted by INCA after the consummation of the transactions contemplated by this Agreement; (ii) the condition, whether financial or otherwise, of properties of S2 New York; or (iii) the consummation of the transactions contemplated hereby.

5.8 Taxes. Except as set forth on Schedule 5.8, S2 New York has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to S2 New York. Such returns and reports reflect accurately all liability for taxes of S2 New York for the periods covered thereby. Except as set forth on Schedule 5.8, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, S2 New York has been fully paid and fully provided for in the books and financial statements of S2 New York. No examination of any tax return of S2 New York is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of S2 New York. Schedule 5.8 lists all tax sharing contracts, agreements or arrangements to which S2 New York is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to S2 New York.

5.9 Intellectual Properties. The operation of the business of S2 New York requires no rights under Intellectual Property (as hereinafter defined) other than rights under Intellectual Property listed on Schedule 5.9, and rights granted to S2 New York pursuant to agreements listed on Schedule 5.9. Within the three-year period immediately prior to the date of this Agreement, the business of S2 New York did not make use of Intellectual Property rights other than rights under Intellectual Property listed on Schedule 5.9 and rights granted to S2 New York pursuant to agreements listed on Schedule 5.9. Except as otherwise set forth on Schedule 5.9, S2 New York owns all right, title and interest in the Intellectual Property listed on Schedule 5.9 including, without limitation, exclusive rights to use and license the same. Each item of Intellectual Property listed on Schedule 5.9 has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, filing and issuance remains in full force and effect. Except as set forth on Schedule 5.9, no claim adverse to the interests of S2 New York in the Intellectual Property or agreements listed on Schedule 5.9 has been made in litigation. To the best knowledge, information and belief of S2 New York and the Shareholders, no such claim has been threatened or asserted, no basis exists for any such claim, and no Person has infringed or otherwise violated the rights of S2 New York in any of the Intellectual Property or agreements listed on Schedule 5.9. Except as set forth on Schedule 5.9, no litigation is pending wherein S2 New York is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. To the best knowledge, information and belief of S2 New York and the Shareholders, no such claim has been asserted or threatened against S2 New York, nor are there any facts that would give rise to such a claim. For purposes of this Section 5.9, “Intellectual Property” means domestic and foreign patents, patent applications, registered and unregistered trademarks and service marks, trade names, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information. S2 New York and the Shareholders will transfer any Intellectual Property owned by them and used in S2 New York’s business to INCA.

5.10 Disclosure. Neither this Agreement, nor any certificate, exhibit, or other written document or statement, furnished to INCA by S2 New York in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

5.11 Books and Records. The minute books of S2 New York, all the contents of which have been previously made available to INCA and its representatives, to management’s knowledge and belief, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of S2 New York. S2 New York does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of S2 New York.

5.12 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of S2 New York or the Shareholders is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

5.13 Copies of Documents. S2 New York and the Shareholders have caused to be made available for inspection and copying by INCA and its advisers, true, complete and correct copies of all documents referred to in this Article 4 or in any Schedule attached hereto.

ARTICLE 6

REPRESENTATIONS OF INCA

INCA represents, warrants and agrees as follows:

6.1 Organization and Corporate Power. INCA is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. INCA has all requisite corporate power and authority to conduct its business as now being conducted. Attached as Schedule 6.1, are INCA’s Articles of Incorporation as amended to date, certified by the Secretary of State for the State of Nevada, and the Bylaws of INCA as amended to date, certified by the President and the Secretary of INCA, which have been delivered to the Shareholders prior to the execution hereof, are true and complete copies thereof as in effect as of the date hereof.

6.2 Authorization. INCA has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, and to exchange the INCA Shares with the Shareholders, and to perform all of its obligations hereunder. This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary action, corporate or otherwise, on the part of INCA, which authorizations remain in full force and effect, have been duly executed and delivered by INCA, and no other corporate proceedings on the part of INCA are required to authorize this Agreement and the transactions contemplated hereby, except as specifically set forth herein. This Agreement constitutes the legal, valid and binding obligation of INCA and is enforceable with respect to INCA in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcements of creditors’ rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the consummation by INCA of any of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) conflict with or result in a breach or, violation of, or default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation (including, without limitation, any of its charter documents) to which INCA is a party or by which INCA or any of its assets or properties may be bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or properties of INCA. No authorization, consent or approval of any public body of authority or any third party is necessary for the consummation by INCA of the transactions contemplated by this Agreement.

6.3 Capitalization. The authorized capital stock of INCA consists of 1,010,000,000 shares, consisting of: (i) 1,000,000,000 shares of Common Stock, $.0001 par value, and (ii) 10,000,000 shares of Preferred Stock, $.0001 par value. As of the date of Closing, there are 246,044 shares of INCA’s Common Stock issued and outstanding and zero shares of Preferred Stock issued and outstanding. All of the outstanding shares of INCA Common Stock have been, and all of INCA’s Common Stock to be issued to each Shareholder pursuant to this Agreement, when issued and delivered as provided herein will be duly authorized, validly issued, fully paid, non-assessable, and free of preemptive or similar rights. Except as set forth on Schedule 6.3 there are no options, warrants, convertible debt instruments, rights, agreements or commitments of any character obligating INCA contingently or otherwise to issue any shares or to register any shares of its capital stock under any applicable federal or state securities laws.

6.4 No Pending Material Litigation or Proceedings. There are no actions, suits or proceedings pending or, to the best of INCA’s knowledge, threatened against or affecting INCA (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors of INCA in connection with the business, operations or affairs of INCA, which might result in any adverse change in the business, properties or assets, or in the condition (financial or otherwise) of INCA, or which might prevent the sale of the transactions contemplated by this Agreement. INCA is not subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and has not made an assignment for the benefit of creditors.

6.5 Disclosure. Neither this Agreement, nor any certificate, exhibit, or other written document or statement, furnished to the Shareholders by INCA in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

6.6 Books and Records. The minute books of INCA, all the contents of which have been previously made available to S2 New York and its representatives, to management’s knowledge and belief, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of INCA. INCA does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of INCA.

6.7 Material Contracts. To management’s knowledge and belief, except as set forth on Schedule 6.7 attached hereto, INCA does not have, nor is bound by:

(a)
any agreement, contract or commitment relating to the employment of any person by INCA, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

(b)	any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(c)
any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a “Person”) or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(d)
any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)	any management service, consulting or any other similar type contract;

(f)	any agreement, contract or commitment limiting the freedom of INCA to engage in any line of business or to compete with any Person;

(g)	any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

(h)	any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of INCA; or

(i)
any agreement, contract or commitment not reflected in the Financial Statements under which INCA is obligated to make cash payments of, or deliver products or render services with a value greater than $100,000 individually or $300,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $100,000 individually or $300,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of INCA.

Each contract or agreement set forth on Schedule 6.7 (or not required to be set forth on Schedule 6.7) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. To management’s knowledge and belief, INCA has not violated any of the terms or conditions of any contract or agreement set forth on Schedule 6.7 (or not required to be set forth on Schedule 6.7) in any material respect, and, to the knowledge and belief of INCA, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 6.7, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

6.8 Taxes. To management’s knowledge and belief, except as set forth on Schedule 6.8, INCA has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to INCA. Such returns and reports reflect accurately all liability for taxes of INCA for the periods covered thereby. Except as set forth on Schedule 6.8, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, INCA have been fully paid and fully provided for in the books and financial statements of INCA. No examination of any tax return of INCA is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of INCA. Schedule 6.8 attached hereto lists all tax sharing contracts, agreements or arrangements to which INCA is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to INCA.

6.9 Employment Relations. INCA is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice.

6.10 Employee Benefit Plans. INCA has no employee welfare benefit plan (an “Employee Welfare Plan”), as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and no employee pension benefit plan, as defined in Section 3(2) of ERISA (an “Employee Pension Plan”).

6.11 Other Assets, Encumbrances, and Business Practices. INCA has no title to properties, leases, restrictive covenants, material contracts, insurance policies, intellectual properties, and has not, within the past three years, generated, transported, or disposed of any hazardous material. No officer or director of INCA has directly or indirectly, within the past two years, given or agreed to give any illegal, unethical or improper gift or benefit to any customer, supplier, governmental employee or other person who was in a position to help and hinder INCA in connection with an actual or proposed transaction.

6.12 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of INCA is, or will be, entitled to any commission or broker’s or finder’s fees from S2 New York or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

6.13  Copies of Documents. INCA has caused to be made available for inspection and copying by S2 New York and its advisors, true, complete and correct copies of all documents referred to in this Article 6 or in any Schedule attached hereto.

ARTICLE 7

CONDITIONS TO INCA’s OBLIGATIONS

The exchange of the S2 New York Shares by INCA on the Closing Date is conditioned upon satisfaction, on or prior to such date, of the following conditions:

7.1 Good Standing and Other Certificates. S2 New York shall have delivered to INCA:

(a)	copies of certificates or articles of incorporation, all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

(b)
a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation to the effect that S2 New York is in good standing or subsisting in such jurisdiction and listing all charter documents including all amendments thereto, on file;

(c)	a copy of the Shareholders Agreement (which serves as the Bylaws) of S2 New York, certified by its respective Secretary as being true and correct and in effect on the Closing Date.

(d)
a resolution of the Shareholders of S2 New York, and a resolution of S2 New York’s Board of Directors certified by its Secretary approving the transactions contemplated hereby and authorizing the President and Secretary to execute this Agreement and all documents necessary to consummate the sale of the Shares.

7.2 Officer Certificate. S2 New York shall deliver a certificate of its President stating the following:

(a)
No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of S2 New York, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise.

(b)
Truth of Representations and Warranties. The representations and warranties of S2 New York contained in this Agreement or in any schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

(c)	Performance of Agreements. All of the agreements of S2 New York to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

(d)
No Litigation Threatened. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

6.3 Closing. The transactions contemplated by this Agreement shall have been consummated by May 30, 2007.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF
THE SHAREHOLDERS AND S2 NEW YORK

The obligations of the Shareholders and S2 New York on the Closing Date are conditioned upon satisfaction, on or prior to such date, of the following conditions:

8.1 Good Standing Certificates. INCA shall have delivered to the Shareholders:

(a)	copies of the Articles of Incorporation of INCA, including all amendments thereto, certified by the Secretary of State of the State of Nevada;

(b)
certificates from the Secretary of State of the State of Nevada to the effect that INCA is in good standing in such State and listing all charter documents, including all amendments thereto, of INCA on file;

(c)	a copy of the Bylaws of INCA, certified by its Secretary, as being true and correct and in effect on the Closing Date; and

(d)
a resolution of INCA’s sole director approving the transactions contemplated hereby and authorizing the President/Secretary to execute this Agreement and all documents necessary to consummate the transaction.

8.2 Truth of Representations and Warranties. The representations and warranties of INCA contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and INCA shall have delivered to S2 New York a certificate, dated the Closing Date, to such effect.

8.3 Governmental Approvals. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

8.4 Performance of Agreements. All of the agreements of INCA to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and INCA shall have delivered to S2 New York a certificate, dated the Closing Date, to such effect.

8.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to S2 New York and its counsel, and S2 New York shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

8.6 Closing. The transactions contemplated by this Agreement shall have been consummated by May 30, 2007.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS; INDEMNITY; SET-OFF

9.1 Survival of Covenants and Agreements. The respective representations, warranties, covenants and agreements of the Shareholders, S2 New York, and INCA contained in this Agreement, or any schedule attached hereto or any agreement or document delivered pursuant to this Agreement shall survive for a period of one year from the consummation of the transactions contemplated hereby; provided, however, that the representations, warranties and agreements made with regard to taxes and ERISA matters shall survive until the applicable statutes of limitations have expired; and provided further, however, that with respect to any covenant, term or provision to be performed hereunder or in any of the schedules hereto or any documents or agreements delivered hereunder, the right of indemnification under this Article 8 shall survive until such covenant, term or provision has been fully paid, performed or discharged.

9.2 Indemnification.

(a)
S2 New York agrees to indemnify and hold INCA and its officers, directors, shareholders, employees, affiliates and agents harmless from damages, losses, liabilities, assessments, judgments, costs or expenses (including, without limitation, penalties, interest and reasonable counsel fees and expenses), (each a “Claim”), in excess of $100,000 in the aggregate, as a result of or arising out of the breach of any representation or warranty made by the Shareholders and/or S2 New York or the failure of any representation or warranty made by Shareholders and/or S2 New York in this Agreement or in any schedule attached hereto or any document or agreement delivered hereunder to be true and correct in all respects as of the date of this Agreement and as of the Closing Date or the non-performance by the Shareholders and/or S2 New York of any covenant, term or provision to be performed by it hereunder or in any of the documents or agreements delivered hereunder which may be imposed or sought to be imposed on INCA or S2 New York.

(b)
INCA’s right to indemnification as provided in this Section 9 shall not be eliminated, reduced or modified in any way as a result of the fact that (i) INCA has notice of a breach or inaccuracy of any representation, warranty or covenant contained herein; (ii) INCA has been provided with access, as requested by INCA, to officers and employees of S2 New York and such of S2 New York’s books, documents, contracts and records as has been provided to INCA in response to INCA’s requests.

9.3 Conditions of Indemnification.

(a)
A party entitled to indemnification hereunder (the “Indemnified Party”) shall notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any Claim or potential liability for Taxes (“Tax Claim”) which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Such notice shall be given within a reasonable (taking into account the nature of the Claim or Tax Claim) period of time after the Indemnified Party has actual knowledge thereof. The Indemnifying Party shall satisfy its obligations under this Article 8 within forty days after receipt of subsequent written notice from the Indemnified Party if an amount is specified therein, or promptly following receipt of subsequent written notice or notices specifying the amount of such Claim or Tax Claim additions thereto; provided, however, that for so long as the Indemnifying Party is in good faith defending a Claim or Tax Claim pursuant to Section 9 hereof, its obligation to indemnify the Indemnified Party with respect thereto shall be suspended (other than with respect to any costs, expenses or other liabilities incurred by the Indemnified Party prior to the assumption of the defense by the Indemnifying Party). Failure to provide a notice of Claim or Tax Claim within the time period referred to above shall not constitute a defense to a Claim or Tax Claim or release the Indemnifying Party from any obligation hereunder to the extent that such failure does not prejudice the position of the Indemnifying Party.

(b)
If the facts giving rise to any such indemnification involve any actual, threatened or possible Claim or demand or Tax Claim by any person not a party to this Agreement against the Indemnified Party, the Indemnifying Party shall be entitled to contest or defend such Claim or demand or Tax Claim at its expense and through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, such right to contest or defend shall only apply if the Indemnifying Party gave written notice of its intention to assume the contest and defense of such Claim or demand or Tax Claim to the Indemnified Party as soon as practicable, but in no event more than thirty days after receipt of the notice of such Claims or demand or Tax Claim, and provided the Indemnified Party with appropriate assurances as to the creditworthiness of the Indemnifying Party, and that the Indemnifying Party will be in a position to pay all fees, expenses and judgments that might arise out of such Claim or demand or Tax Claim. The Indemnified Party shall have the obligation to cooperate in the defense of any such Claim or demand or Tax Claim and the right, at its own expense, to participate in the defense of any Claim or demand or Tax Claim. So long as the Indemnifying Party is defending in good faith any such Claim or demand or Tax Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim or demand or Tax Claim. The Indemnifying Party shall have the right to settle or compromise any such Claim or demand or Tax Claim without the consent of the Indemnified Party at any time utilizing its own funds to do so if in connection with such settlement or compromise the Indemnified Party is fully released by the third party and is paid in full any indemnification amounts due hereunder. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party Claim or demand or Tax Claim and shall otherwise cooperate, at the expense of the Indemnifying Party, in the defense thereof in such manner as the Indemnifying Party may reasonably request. Whether or not the Indemnifying Party elects to defend such Claim or demand or Tax Claim, the Indemnified Party shall have no obligation to do so.

ARTICLE 10

MISCELLANEOUS

10.1 Knowledge of the Shareholders, S2 New York, or INCA. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the Shareholders, S2 New York, or INCA and the Shareholders and INCA, as the case may be, confirm that they have made reasonable due and diligent inquiry as to the matters that are the subject of such representations and warranties.

10.2 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

10.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Nevada applicable to agreements executed and to be performed solely within such State without regard to any state’s conflicts of laws provisions.

10.4 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be governed by, construed, and enforced in accordance with the laws of the State of New York. The parties hereto hereby irrevocably submit to the jurisdiction of any court of the State of New York or of the United States of America for the Southern District of New York with respect to any legal proceeding arising out of or relating to this Assignment and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

10.5 Captions. The Article and Section captions are used herein for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

10.6 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of INCA and S2 New York to the contents and the manner of presentation and publication thereof. The parties hereto agree that the execution of this Agreement requires the release of information to the financial press concerning this acquisition and accordingly agree to promptly issue a press release mutually acceptable to S2 New York and INCA and to file a Form 8-K report with the Securities and Exchange Commission containing this Agreement and all exhibits and schedules hereto, if applicable.

10.7 Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given when delivered in person, one business day after delivery to a reputable overnight carrier, four business days if delivered by registered or certified mail, postage prepaid or when sent by telecopy with a copy following by hand or overnight carrier or mailed, certified or registered mail, postage prepaid, addressed as follows:

If to INCA:

Mr. Donald R. Mastropietro, President
INCA Designs, Inc.
325 Whitfield Avenue
Sarasota, FL 34243
Telephone: (941) 914-0763
Facsimile: (813) 434-2024

With a required copy to:

Sommer & Schneider LLP
595 Stewart Avenue, Suite 710
Garden City, NY 11530
Telephone: (516) 228-8181
Facsimile: (516) 228-8211

If to S2 New York:

Stacy Josloff, Chief Executive Officer
S2 New York Design Corp.
53 West 36th Street
New York City, NY 10018
Telephone: (212) 967-5212
Facsimile: (212) 967-5218

With a required copy to:

Jonathan Uretsky, Esq.
Phillipson and Uretsky
111 Broadway, 8th Floor
New York, NY 10006
Telephone: (212) 571-1255
Facsimile: (212) 571-1167

10.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

10.10 Entire Agreement. This Agreement, including the schedules hereto and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

10.11 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by INCA, the Shareholders, and S2 New York.

10.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

10.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereof.

10.14 Cooperation After Closing. From and after the Closing Date, each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

10.15 Termination.  In the event INCA shall file for bankruptcy, or its shares are no longer quoted on the Pink Sheets or similar over-the-counter market, the Shareholders shall have the option to terminate this agreement Ab initio. Upon such termination, the Shareholders shall promptly notify INCA of its decision to terminate this Agreement, and within a reasonable time thereafter, the parties shall return the deliveries set forth in Sections 2.1 and 2.2.

ARTICLE 11

COVENANTS

11.1 Access to Information. Each of S2 New York and INCA agrees that, prior to the Closing Date, the other party hereto shall be entitled, through its officers, employees and representatives (including, without limitation, its legal and financial advisors and accountants), to make such investigation of the properties, businesses and operations of S2 New York or INCA, and such examination of the books, records and financial condition of S2 New York or INCA, as such other party reasonably requests and to make copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and each of S2 New York and INCA shall cooperate fully therein. No investigation by S2 New York or INCA prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the other party thereto contained in this Agreement or any other agreements or certificates in connection with the transactions contemplated by this Agreement. In order that each of INCA and S2 New York may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of S2 New York or INCA, S2 New York and INCA shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of S2 New York or INCA, to cooperate fully with such representatives in connection with such review and examination.

11.2 Conduct of INCA’s and S2 New York’s Respective Businesses Pending the Closing.

(a)	Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, S2 New York and INCA shall:

(i)	conduct its business only in the ordinary course consistent with past practice;

(ii)
use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill, (B) preserve its present relationship with Persons having business dealings with it;

(iii)
maintain (A) all its assets and properties in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of its properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)
(A) maintain its books, accounts and records in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts (other than in the ordinary course of business), and (C) comply with all contractual and other obligations applicable to its operations; and

(v)	comply in all material respects with applicable laws.

(b)	Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, S2 New York and INCA shall not:

(i)	declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

(ii)	(a)
in the case of INCA, transfer, issue (except issuances of shares upon the exercise of outstanding warrants, options and convertible debentures), sell or dispose of any shares of its capital stock or other securities of itself or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of itself;

(b)
in the case of S2 New York, issue, sell or dispose of any shares of its capital stock or other securities of itself, or grant options, warrants, calls or other rights to purchase any capital stock of itself.

(iii)
effect any recapitalization, reclassification, stock split or like change in its capitalization, or authorize the issuance of additional shares (including securities convertible into shares of INCA Stock);

(iv)	amend its certificate of incorporation, by-laws, memorandum or articles of association or similar organizational documents;

(v)
(A) materially increase the annual level of compensation of any employee, (B) increase the annual level of compensation payable or to become payable by it to any of their respective executive officers, (C) grant any bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course consistent with past practice, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of its directors, officers, employees, agents or representatives or otherwise modify or amend or terminate any such plan or arrangement;

(vi)
except (A) for trade payables and (B) for pledges of assets and indebtedness for borrowed money which do not exceed, individually or in the aggregate, $1,000,000 (it being understood that (1) such amount shall not include indebtedness existing or assets pledged prior to the date of this Agreement and (2) the transaction value of any asset pledges shall be deemed to be equal to the fair market value of the assets pledged in such transaction), borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

(vii)
except as may be permitted pursuant to clause (vi) above, subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted and in the ordinary course of business), any of its properties or assets (whether tangible or intangible);

(viii)
acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any material properties or assets, or its rights to any of the foregoing (except for fair consideration in the ordinary course of business consistent with past practice);

(ix)	cancel or compromise any debt or claim or waive or release any material right except in the ordinary course of business consistent with past practice;

(x)	enter into any commitment for capital expenditures in excess of $250,000 for any individual commitment and $1,000,000 for all commitments in the aggregate;

(xi)	enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

(xii)	enter into any transaction or make or enter into any Contract that due to its size or otherwise is not in the ordinary course of business consistent with past practice.

(xiii)
transfer any funds or assets to any of its officers and directors, which funds and assets are, in the aggregate, worth in excess of $25,000, except for the purchase of goods and services from any such officer or director in the ordinary course of business at the fair market value for such goods and services;

(xiv)
agree to do anything prohibited by this Section 11.2 or anything that would make any of the representations and warranties of INCA or S2 New York in this Agreement or INCA documents or S2 New York documents untrue or incorrect in any material respect as of any time through and including the Closing Date.

11.3	Consents and Approvals.

(a)
S2 New York and INCA shall use their respective best efforts, and shall cooperate with each other, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided however, that neither S2 New York nor INCA shall be obligated to pay any consideration (except for filing fees) therefor to any third party from whom consent or approval is requested.

(b)
Promptly following the date of this Agreement, INCA shall prepare an Information Statement relating to taking corporate actions without the benefit of a meeting to approve the issuance of INCA Shares pursuant hereto (such information statement, as amended or supplemented from time to time, being hereinafter referred to as the “Information Statement”), and shall use its best efforts to cause the Information Statement to be mailed to its shareholders at such time and in such manner as permits the notification to be sent as promptly as practicable. S2 New York shall furnish all information as may be reasonably requested by INCA and, in any case, as required with respect to INCA by Regulation 14A under the Securities Exchange Act of 1934, as amended, for inclusion in the Information Statement. The information provided by INCA and S2 New York, respectively, for use in the Information Statement shall, on the date when the Information Statement is first mailed to INCA’s stockholders, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading, and INCA and S2 New York each agree to promptly correct any information provided by it for use in the Information Statement which shall have become false or misleading.

(c)
INCA shall notify its shareholders that the Board of Directors has approved, among other matters, the issuance of the INCA Shares pursuant hereto. INCA, through its Board of Directors, shall recommend to its shareholders to vote their stock for approval of the foregoing. The Information Statement shall comply as to form in all material respects with all applicable requirements of the Securities Exchange Act of 1934, as amended, and no amendment or supplement to the Information Statement shall be made by INCA without the prior written approval of S2 New York unless INCA determines such amendment or supplement is required by law.

11.4	Other Actions.

(a)
Each of S2 New York and INCA shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

(b)	INCA shall use its best efforts to assure that, prior to the Closing, the INCA Shares have remained quoted on the Pink Sheets, subject to official notice of issuance.

11.5 Tax and Accounting Matters. Within 60 days following the date hereof, S2 New York will deliver to INCA (i) the Interim Statements, together with an audit report thereon by S2 New York’s independent public accountants and (ii) an unaudited pro forma consolidated balance sheet of S2 New York, after giving effect to the transactions contemplated by this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of INCA, S2 New York, and the Shareholders have executed this Agreement, all as of the day and year first above written.

INCA DESIGNS, INC.

By:	/s/ Donald R. Mastropietro
Donald R. Mastropietro
President

S2 NEW YORK DESIGN CORP.

By:	/s/ Stacy Josloff
Stacy Josloff
Chief Executive Officer

THE SHAREHOLDERS:

Shareholder Name/Signature	S2 New York Shares to be Exchanged	INCA Shares to be Delivered
Stephanie Hirsch	10,000,000	13,000,000
Stacy Josloff	10,000,000	13,000,000

SCHEDULE 3.1

WRITTEN ACTION OF INCA’S BOARD OF DIRECTORS

See attached Written Action in Lieu of Special Meeting of Board of Directors of INCA (to elect directors, appoint officers, and ratify employment agreements).

SCHEDULE 3.2(a)

EMPLOYMENT AGREEMENT WITH STACY JOSLOFF

See attached Employment Agreement by and between S2 New York and Stacy Josloff-Deutsch dated November 1, 2006 (which will be replaced with a like agreement between Stacy Josloff and INCA Designs, Inc.).

SCHEDULE 3.2(b)

EMPLOYMENT AGREEMENT WITH STEPHANIE HIRSCH

See attached Employment Agreement by and between S2 New York and Stephanie Hirsch dated November 1, 2006 (which will be replaced with a like agreement between Stephanie Hirsch and INCA Designs, Inc.).

SCHEDULE 5.1

ORGANIZATION OF S2 NEW YORK

•
See attached Articles of Incorporation of S2 New York as filed with the Secretary of State of the State of New York and certified as of a current date by the Secretary of State of the State of New York.

•	See attached Bylaws of S2 New York certified as of a current date by the President/Secretary of S2 New York.

SCHEDULE 5.3

OUTSTANDING OPTIONS, WARRANTS, CONVERTIBLE DET INSTRUMENTS, RIGHTS, AGREEMENTS, OR COMMITMENTS OBLIGATING S2 NEW YORK TO ISSUE ANY SHARES OR TO REGISTER ANY SHARES OF ITS CAPITAL STOCK

See Attached Convertible Debt Instruments of S2 New York:

•
On November 20, 2006, S2 New York issued a Subordinated Convertible Note to George D. Schaefer in the amount of $100,000 with a due date of May 15, 2007. The due date of this Note has been extended by mutual agreement of the parties to September 30, 2007. The note is convertible into shares of S2 New York at a forty percent discount to the market price of the Company’s stock or $0.50 per share, whichever is lower. The Note contains 4.99% ownership cap provisions.

•
On November 20, 2006, S2 New York issued a Subordinated Convertible Note to Ronald B. and Kathleen A Johnson in the amount of $125,000 with a due date of May 15, 2007. The due date of this Note has been extended by mutual agreement of the parties to September 30, 2007. The note is convertible into shares of S2 New York at a forty percent discount to the market price of the Company’s stock or $0.50 per share, whichever is lower. The Note contains 4.99% ownership cap provisions.

•
On November 20, 2006, S2 New York issued a Subordinated Convertible Note to John L. Coleman in the amount of $100,000 with a due date of September 30, 2007. The note is convertible into shares of S2 New York at a forty percent discount to the market price of the Company’s stock or $0.50 per share, whichever is lower. The Note contains 4.99% ownership cap provisions.

•
On May 16, 2007, S2 New York issued a Subordinated Convertible Note to George D. Schaefer in the amount of $100,000 with a due date of September 30, 2007. The note is convertible into shares of S2 New York at a forty percent discount to the market price of the Company’s stock or $0.50 per share, whichever is lower. The Note contains 4.99% ownership cap provisions.

•
On May 16, 2007, S2 New York issued a Subordinated Convertible Note to Robert J. Smith in the amount of $75,000 with a due date of September 30, 2007. The note is convertible into shares of S2 New York at a forty percent discount to the market price of the Company’s stock or $0.50 per share, whichever is lower. The Note contains 4.99% ownership cap provisions.

See Attached Common Stock Purchase Warrants of S2 New York:

•
On November 10, 2006, George D. Schaefer was issued Warrants to purchase 200,000 shares of common stock of S2 New York for an exercise price of $0.50 per share. The Warrants expire on October 31, 2009.

•
On November 17, 2006, Ronald B. and Kathleen A. Johnson were issued Warrants to purchase 250,000 shares of common stock of S2 New York for an exercise price of $0.50 per share. The Warrants expire on October 31, 2009.

•	On November 20, 2006, John L. Coleman was issued Warrants to purchase 200,000 shares of common stock of S2 New York for an exercise price of $0.50 per share. The Warrants expire on October 31, 2009.
•	On May 16, 2007, George D. Schaefer was issued Warrants to purchase 200,000 shares of common stock of S2 New York for an exercise price of $0.50 per share. The Warrants expire on October 31, 2009.

SCHEDULE 5.3 (Continued)

•	On May 16, 2007, Robert J. Smith was issued Warrants to purchase 150,000 shares of common stock of S2 New York for an exercise price of $0.50 per share. The Warrants expire on October 31, 2009.

See Attached Registration Rights Agreements of S2 New York:

•
On November 20, 2006, George D. Schaefer was issued a Registration Rights Agreement by S2 New York offering piggyback registration rights on the 200,000 shares underlying the common stock purchase warrants and the shares underlying the subordinated convertible note in the amount of $100,000.

•
On November 20, 2006, Ronald B. and Kathleen A. Johnson were issued a Registration Rights Agreement by S2 New York offering piggyback registration rights on the 250,000 shares underlying the common stock purchase warrants and the shares underlying the subordinated convertible note in the amount of $125,000.

•
On November 20, 2006, John L. Coleman was issued a Registration Rights Agreement by S2 New York offering piggyback registration rights on the 200,000 shares underlying the common stock purchase warrants and the shares underlying the subordinated convertible note in the amount of $100,000.

•
On May 16, 2007, George D. Schaefer was issued a Registration Rights Agreement by S2 New York offering piggyback registration rights on the 200,000 shares underlying the common stock purchase warrants and the shares underlying the subordinated convertible note in the amount of $100,000.

•
On May 16, 2007, Robert J. Smith was issued a Registration Rights Agreement by S2 New York offering piggyback registration rights on the 150,000 shares underlying the common stock purchase warrants and the shares underlying the subordinated convertible note in the amount of $75,000.

SCHEDULE 5.5

MATERIAL CONTRACTS OF S2 NEW YORK

•	Employment Agreement by and between S2 New York and Stacy Josloff-Deutsch dated November 1, 2006 (attached at Schedule 3.2(a)).

•	Employment Agreement by and between S2 New York and Stephanie Hirsch dated November 1, 2006 (attached at Schedule 3.2(b)).

•	Subordinated Convertible Notes, Warrants, and Registration Rights Agreements (attached at Schedule 5.3).

SCHEDULE 5.8

DELINQUENT TAXES OF S2 NEW YORK

None.

SCHEDULE 5.9

INTELLECTUAL PROPERTIES OF S2 NEW YORK

•	See attached list of Domestic Trademarks
•	See attached list of International Trademarks

SCHEDULE 6.1

ORGANIZATION OF INCA

•
See attached Articles of Incorporation of INCA (as amended to date) as filed on various dates with the Secretary of State of the State of Nevada and certified as of a current date by the Secretary of State of the State of Nevada.

•	See attached Bylaws of INCA certified as of a current date by the President/Secretary of INCA.

SCHEDULE 6.3

OUTSTANDING OPTIONS, WARRANTS, CONVERTIBLE DEBT INSTRUMENTS, RIGHTS, AGREEMENTS OR COMMITMENTS OBLIGATING INCA TO ISSUE ANY SHARES OR TO REGISTER ANY SHARES OF ITS CAPITAL STOCK.

None.

SCHEDULE 6.7

MATERIALS CONTRACTS OF INCA

See attached Consulting Agreement by and between INCA and Back Office Consultants dated April 1, 2007.

SCHEDULE 6.8

DELINQUENT TAXES OF INCA

None